Exhibit 5.1

[Kmart Holding Corporation Letterhead]

March 24, 2005

Sears Holdings Corporation
3333 Beverly Road
Hoffman Estates, Illinois 60179

Re:	Post-Effective Amendment No. 1 on Form S-8 to
Registration Statement on Form S-4 (File No. 333-123544)

     Ladies and Gentlemen:

     I am a Senior Vice President and Chief Legal Officer of Kmart Holding Corporation, a Delaware corporation and a wholly-owned subsidiary of Sears Holdings Corporation, a Delaware corporation (the “Company”). I am furnishing this opinion in connection with Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 (File No. 333-123544) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to shares of common stock, par value $0.01 per share, of the Company that may be originally issued by the Company in accordance with an award of restricted shares, or upon exercise of options granted (the “Shares”), pursuant to the Nonqualified Stock Option Agreement between Kmart Holding Corporation and Julian C. Day, as amended, the Nonqualified Stock Option Agreement between Kmart Holding Corporation and Aylwin B. Lewis, the Restricted Share Agreements between Kmart Holding Corporation and Aylwin B. Lewis, the Nonqualified Stock Option Agreement between Sears Holdings Corporation and Alan J. Lacy, and the Restricted Share Agreement between Sears Holdings Corporation and Alan J. Lacy (each, an “Agreement”).

     In so acting I have examined the Registration Statement, a form of the share certificate and the Agreements. I also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

     In rendering the opinion set forth below, I or persons under my direction or control have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted as originals, the conformity to original documents of all documents submitted as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that (A) the Board of Directors of the Company has duly authorized the issuance of the Shares in accordance with the Agreements and (B) when (i) the Post-Effective Amendment has become effective under the Act, (ii) the Company has received the consideration to be received for the Shares pursuant to the respective provisions of the applicable Agreement, and (iii) the Shares have been issued in accordance with the applicable provisions of the applicable Agreement, the Shares will be validly issued, fully paid and nonassessable.

     I do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

     I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of my name in the Registration Statement.

Very truly yours,
/s/ James E. Defebaugh
James E. Defebaugh
Senior Vice President and Chief Legal Officer